Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-8 dated May 26, 2016 of Wells Fargo & Company, related to the Wells Fargo & Company 401(k) Plan, of our reports dated February 24, 2016, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

May 26, 2016